Exhibit 99.1

SHAKE SHACK PROVIDES BUSINESS UPDATE

RESUMES GROWTH OF BOTH COMPANY-OPERATED AND LICENSED DEVELOPMENT

WHILE DELIVERING GRADUAL SALES RECOVERY

NEW YORK, July 7, 2020 -- Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today provided a business update given the ongoing COVID-19 pandemic. With gradual sales recovery progressing and a strong balance sheet, the Company has restarted new Shack development both domestically and internationally as it looks forward to long-term growth.

“As always, and especially during this recovery period, our priority remains the safety of our team and our communities. Amidst our gradual sales recovery, we've started to open new Shacks again and are looking to the significant growth opportunity that we believe lies ahead for Shake Shack. I am so proud of the resilience of our teams in the Shacks, the innovation across our operating model and our relentless efforts to continue to safely serve our guests. I want to thank our entire Shack family for their hard work and commitment to leading with hospitality during these difficult times,” said Randy Garutti, Shake Shack CEO.

The Company expects to return to its normal quarterly business update schedule. Shake Shack's next earnings release and conference call for the second quarter of 2020 is planned for July 30, 2020.

Sales Update

•	Total revenue for the second quarter ended June 24, 2020 was $91.8 million, including licensed revenue of $2.3 million. Shack sales were estimated to be negatively impacted by approximately $3.2 million in the fiscal period June due to nationwide protest activity and resulting curfews causing temporary Shack closures and reduced operating hours.
•	Despite the challenging operating environment, the Company opened four new domestic company-operated Shacks in the second quarter; in Sacramento and Los Angeles, CA, Charlotte, NC, and St. Louis, MO, each of which opened with encouraging levels of sales.
•	Same-Shack sales declined approximately (49%) in the second quarter compared to the prior year driven by a decline in traffic of (60.1%) and an increase in price mix of 11.1%. Same-Shack sales improved during the quarter delivering (64%), (42%) and (42%) declines for fiscal periods April, May and June, respectively. After adjusting for the impact of the protests, same-Shack sales showed sequential improvement, with fiscal period June delivering a (39%) decline and the second quarter (47%).
•	Domestic company-operated Shacks experienced steady sales increases over the last few weeks with most recent average weekly sales of $58,000, an increase of 18% compared to the week ended April 29. The following table presents information about the Company's trends in the second quarter of 2020 and the first week of the third quarter.

	Second Quarter			Third Quarter
	Four-Week Period Ended		Five-Week Period Ended	Week Ended
(dollar amounts in thousands)	April 22	May 20	June 24	July 1
Average weekly sales	$32	$50	$52	$58
Total year-over-year Shack sales growth (decline)	(56)%	(32)%	(32)%	(22)%
Same-Shack sales %	(64)%	(42)%	(42)%	(39)%

•	Same-Shack sales for the most recent week ended July 1 were down (39%), with the overall speed of company-wide sales recovery remaining uncertain due to ongoing volatility related to COVID-19. In addition, same-Shack sales remain acutely impacted by New York City, one of the Company's largest regions with some of the highest volume Shacks, which is expected to take a longer period of time to fully recover than other parts of the country. For the most recent fiscal week ended July 1, New York City same-Shack sales were down (58%) versus the prior year, and with this region accounting for approximately 20% of the Company’s total Shack sales in the first quarter prior to the COVID-19 outbreak, it will continue to have a notable impact on total Company sales performance until there is a material recovery.

	NYC	Northeast	Southeast	Midwest	West	Total
Same-Shack sales % for week ended July 1, 2020	(58)%	(24)%	(32)%	(42)%	(35)%	(39)%

•	As various states reopened throughout June, a number of previously closed Shacks also reopened, albeit at significantly reduced sales volumes, and with a notable impact on same-Shack sales. However, these Shacks are still contributing positively to Shack-level operating profit by remaining open. At the current time, six Shacks remain fully closed, an improvement from the end of the first quarter at which point 17 Shacks were fully closed. All remaining Shacks at that time were operating in a to-go capacity only, with closed dining rooms. As of the end of the second quarter, approximately 60% of Shacks were operating with dining rooms open at limited capacity. However, in recent days, some of these interior and patio dining rooms have once again closed for safety reasons.
•	As in-Shack ordering has increased over recent weeks, the mix between in-person and digital sales continues to shift. For the week ended July 1, digital sales represented approximately 60% of total Shack sales compared to a peak of 84% of Shack sales for the week ended April 29. The Company expects digital mix to continue to gradually reduce over time as more dining rooms reopen and in-Shack sales recover, with digital remaining a significant component of sales and ongoing growth.

Licensed Business

•	Licensed revenue for the second quarter ended June 24, 2020 was $2.3 million with gradual improvement across all regions during the period as Shacks and markets began to reopen. At the current time, 95 of 121 licensed Shacks are currently open, an increase since the week ended April 29 at which point just 59 licensed Shacks were open.
•	Licensed Shacks have experienced steady sales increases over the quarter and the last few weeks. The following table presents information about the Company's trends in the second quarter of 2020 and the first week of the third quarter.

	Second Quarter			Third Quarter
	Four-Week Period Ended		Five-Week Period Ended	Week Ended
(dollar amounts in millions)	April 22	May 20	June 24	July 1
Weekly licensed sales	$2.0	$2.3	$3.5	$4.3
Total year-over-year licensed sales growth (decline)	(65)%	(59)%	(47)%	(39)%
Number of open licensed Shacks	56	59	91	95

•	The Company has opened two new licensed Shacks since the end of the first quarter both in Shanghai, China - the first location on May 28 at the Hongqiao Airport and subsequently on June 28 at the Grand Gateway Plaza.
•	In late June, the Company announced an expansion of its existing partnership with licensee Maxim’s Caterers Limited, to open a minimum of 15 additional Shacks across South China by 2030, including locations in Shenzhen, Guangzhou, Fuzhou and Xiamen. This expanded agreement increases the total number of planned Shacks for mainland China to 55 by 2030, of which five are open at this time.
•	The Company recently signed a licensing agreement for a new Shack at the Dodgers stadium in Los Angeles, which is expected to open when baseball reopens to fans.

Cash Update; Investing for Growth

•	At current sales levels and inclusive of all costs, cash flow is positive at the Shack-level. Enterprise-level weekly cash burn has improved to approximately $200,000 per week excluding the temporary premium pay increase for Shack teams and new Shack capital expenditure.
•	On June 22, the Company repaid $50 million it had previously drawn from its revolving credit facility.
•	The Company had $184 million in cash and marketable securities[1] on hand as of July 6.
•	With a strong real estate pipeline, the Company is pleased to confirm it has restarted domestic Shack development. After opening four company-operated Shacks in the first quarter before the full onset of the pandemic, the Company has recently opened an additional four Shacks across the country. The Company has an identified pipeline of leases in negotiation for continued growth in 2021 and beyond, and believes additional and improved development opportunities may be available over time due to the impact of COVID-19 on the overall retail and real estate environment.

1 Excluding deposits in transit, foreign currency and other reconciling items.

Taking Care of Our Team

•	Effective April 23, as a thank you to the Shack team, the Company extended a 10% premium pay raise to all hourly employees that is expected to continue through at least July 22.
•	Second quarter bonuses were guaranteed at a minimum of 10% of salary for all active Shack managers.
•	During the recent closures and reduced hours due to protests and curfews, the Company paid all hourly employees in the field for their normally scheduled hours that had been shortened or cancelled during that time.
•	The Company has continued to pay 100% of all health benefit premiums for furloughed employees in addition to covering pay for two weeks for any team members diagnosed with COVID-19.
•	The Company is committed to its mission to Stand for Something Good and recently donated $100,000 to the Equal Justice Initiative. In addition, the internal Diversity & Inclusion program, All-In, is leading a host of extensive initiatives and commitments, including the introduction of Employee Resource Groups to create safe spaces and ensure all voices and ideas for positive change are heard.

Definitions

The following definitions apply to these terms as used in this release:

"Shack sales" is defined as the aggregate sales of food, beverages and Shake Shack branded merchandise at domestic company-operated Shacks and excludes sales from licensed Shacks.

"Same-Shack sales" represents Shack sales for the comparable Shack base, which is defined as the number of domestic company-operated Shacks open for 24 full fiscal months or longer. For days that Shacks were temporarily closed, the comparative 2019 period was also adjusted.

"Average weekly sales" is calculated by dividing total Shack sales by the number of operating weeks for all Shacks in operation during the period. For Shacks that are not open for the entire period, fractional adjustments are made to the number of operating weeks open such that it corresponds to the period of associated sales.

The regions of domestic company-operated Shacks are defined as: NYC, which represents 5 boroughs; Northeast, which represents non-NYC NY, CT, DC, DE, MA, MD, NJ, PA, RI, VA; Southeast, which represents AL, FL, GA, LA, NC, TN, TX; Midwest, which represents IL, KS, KY, MI, MN, MO, OH, WI; and West, which represents AZ, CA, CO, NV, UT, WA.

"Licensed sales" is an operating measure and consists of sales from domestic licensed Shacks and international licensed Shacks. The Company does not recognize the sales from licensed Shacks as revenue. Of these amounts, revenue is limited to licensing revenue based on a percentage of sales from domestic and international licensed Shacks, as well as certain up-front fees such as territory fees and opening fees.

About Shake Shack

Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers, chicken sandwiches and flat-top Vienna beef dogs (no hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to more than 280 locations in 30 U.S. States and the District of Columbia, including more than 95 international locations across London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.

Preliminary Financial Information

The preliminary information and estimates in respect of the Company’s second and third quarters of 2020 performance and financial position set forth herein constitute forward-looking statements, upon which you should not place undue reliance because they may prove to be materially inaccurate. The preliminary information and estimates have not been compiled or examined by the Company’s independent auditors and they are subject to revision as the Company prepares its quarterly financial statements, and as the Company’s auditors conduct their review thereof. While the Company believes that such preliminary information and estimates are based on reasonable assumptions, actual results may vary, and such variations may be material. Factors that could cause our preliminary information and estimates to differ from the information and estimates presented above include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles for, the financial results for the second and third quarters of 2020, and (ii) discovery of new information that impacts these results.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"), which are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from the guidance set forth below. All statements other than statements of historical fact included in this press release are forward-looking statements, including, but not limited to, preliminary results of operations for the second and third quarters of 2020 and financial position as of the end of such quarters, expected operating performance including cash burn rate, expected Shack constructions and openings, expected same-Shack sales growth and trends in the Company’s operations, including statements relating to the effects of COVID-19 and the Company’s mitigation efforts. Forward-looking statements discuss the Company's current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 25, 2019 and the Form 10-Q for the period ended March 25, 2020 as filed with the Securities and Exchange Commission ("SEC"). All of the Company's SEC filings are available online at www.sec.gov, www.shakeshack.com or upon request from Shake Shack Inc. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contacts

Media:

Shake Shack

Kristyn Clark

kclark@shakeshack.com

or

Investors:

ICR

Melissa Calandruccio, CFA

Michelle Michalski

investor@shakeshack.com

Source: Shake Shack Inc.